EXHIBIT 10.4

SECOND AMENDMENT TO BUILDING LEASE AND SUBLEASE

This Amendment is made as of July 30, 2008 between CAPSTONE PF LLC, a Washington limited liability company (“Landlord”), and KORRY ELECTRONICS CO., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into a Building Lease and Sublease dated as of March 26, 2008, as amended by a First Amendment to Building Lease and Sublease dated as of June 25, 2008, pursuant to which Tenant agreed to lease from Landlord certain premises to be constructed by Landlord as more particularly described in the Lease. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to them in the Lease.

B. The obligations of Tenant under the Lease are guaranteed by Esterline Technologies Corporation, a Delaware corporation (“Guarantor”), pursuant to a Guaranty of Lease dated as of March 26, 2008 (the “Guaranty”).

C. Landlord and Tenant have agreed to modify certain provisions of the Lease, as provided below.

AGREEMENT:

For and in consideration of the mutual covenants in this Amendment, and the mutual covenants in the Lease, Landlord and Tenant agree as follows:

1. Commencement Date. Section 1.3 of the Lease is amended to read as follows:

The term of this Lease shall commence on the date (the “Commencement Date”) on which Landlord has achieved “Substantial Completion” of the “Base Building Improvements” (as such terms are defined in the Workletter), and shall continue for a period of thirty (30) years thereafter, unless sooner terminated or extended in accordance with the terms of this Lease.

2. Prepaid Rent. The last sentence in Section 1.6 of the Lease is amended to read as follows:

So long as Tenant is not in default under this Lease, this Prepaid Rent shall be applied to the Minimum Rent payable by Tenant for the first month following the Commencement Date.

3. Ground Lease. The parties acknowledge that the Ground Lease has been executed by the County and the termination right in Section 3.1 of the Lease is no longer applicable.

-1-	2ND AMD LSE-FINAL

4. Delivery of Premises. Section 7.1 of the Lease is amended to read as follows:

Subject to delays for “Force Majeure” (as defined in Section 17.10) and “Tenant Delays” (as defined in the Workletter), Landlord shall promptly commence, and diligently pursue in good faith to completion, the Work described in the Workletter. Landlord shall use reasonable efforts to complete the Work on or before the “Anticipated Occupancy Date” (as defined in the Workletter), and shall deliver the Premises to Tenant when the Work is Substantially Complete in accordance with the terms of the Workletter. If Landlord fails to deliver the Premises to Tenant with the Work Substantially Complete by the Anticipated Occupancy Date, and the cause of the delay is not a Tenant Delay or a delay resulting from Force Majeure, Tenant will be entitled to rent abatement and certain other remedies as more fully described in Paragraph 4(b) of the Workletter. If for any reason other than a Tenant Delay, Landlord fails to deliver the Premises to Tenant with the Work Substantially Complete by June 30, 2010, then Tenant may elect to terminate this Lease by giving written notice to Landlord at any time prior to the date Landlord notifies Tenant in writing that the Work is Substantially Complete.

5. Option to Purchase. The following section is added to the Lease as new Section 10.6:

10.6. Option to Purchase.

(a) Option to Purchase. Landlord grants to Tenant an option (the “Purchase Option”) to purchase the Building and associated improvements, together with Landlord’s interest in the Ground Lease (collectively, the “Property”), all subject to the terms of this Section 10.6. Tenant may exercise the Purchase Option by delivering written notice of its exercise (the “Purchase Option Notice”) to Landlord during the period beginning on the date that is the fifth (5th) anniversary of the Commencement Date and ending at 5:00 pm, Pacific Time, thirty (30) days later (the “Option Exercise Period”). Landlord has certain rights to accelerate the date of the Option Exercise Period as set forth in Section 10.6(b) below. It shall be a condition precedent to Tenant’s right to exercise the Purchase Option that (i) this Lease shall be in full force and effect at the time of delivery of Tenant’s Purchase Option Notice, and (ii) both at the time of delivery of Tenant’s Purchase Option Notice and at the time designated for closing there shall not then exist any default on the part of Tenant under this Lease which remains uncured after the expiration of applicable notice and cure periods. Any election by Tenant not to exercise a duly granted Offer Right under Section 10.5 of this Lease, and any sale of the Property by Landlord to a third party under Section 10.5 as a result of Tenant’s election not to exercise its Offer Right, shall not affect or invalidate any of Tenant’s rights under this Section 10.6, all of which shall continue in full force and effect.

(b) Landlord’s Right to Accelerate Option Exercise Period. Landlord shall have the right to notify Tenant that the Option Exercise Period shall be accelerated, upon giving Tenant written notice thirty (30) days prior to the date Landlord wishes the Option Exercise Period to commence

-2-	2ND AMD LSE-FINAL

(“Acceleration Notice”). If an Acceleration Notice is given by Landlord, the accelerated Option Exercise Period (“Accelerated Option Exercise Period”) shall commence thirty (30) days thereafter. If an Acceleration Notice is given by Landlord prior to the third (3rd) anniversary of the Commencement Date and Tenant does not exercise the Purchase Option during the Accelerated Option Exercise Period, then the Purchase Option shall remain in full force and effect, and Tenant may still exercise the Purchase Option as described in Section 10.6(a) during the original Option Exercise Period. If an Acceleration Notice is given by Landlord on or after the third (3rd) anniversary of the Commencement Date and Tenant does not exercise the Purchase Option during the Accelerated Option Exercise Period, then the Purchase Option shall be deemed to have been waived and surrendered by Tenant and shall no longer be in force or effect.

(c) Purchase Option Price.

(i) The purchase price for the Property (the “Purchase Price”) shall be the Fair Market Value (as defined below) of the Property; provided, however, that if Landlord shall then have a first mortgage loan in place secured by the Property, the Purchase Price shall not be less than the amount necessary to pay off such loan (exclusive of prepayment fees and charges, which shall be paid by Landlord at its sole cost). As used herein, the term “Fair Market Value” shall mean the price that a willing seller could obtain from a willing, third party purchaser of the Property in an arms-length transaction, neither party being under any compulsion to complete the purchase and sale of the Property, taking into account the location, size, type and quality of the Properly, and all other factors that would be relevant to a third party desiring to purchase the Property in determining the purchase price that party would be willing to pay therefor. Excluded from the calculation of the Fair Market Value of the Property shall be the value of any improvements, alterations, fixtures and other property that were part of the Tenant’s Improvements or that were otherwise constructed or installed at Tenant’s expense.

(ii) If Landlord and Tenant shall not have agreed on the Fair Market Value of the Property within thirty (30) days after Tenant shall have exercised the Purchase Option, each party shall, within the following twenty (20) days, select a neutral, licensed and qualified investment sales broker (a “Broker”), with experience in commercial real estate activities, including at least ten (10) years’ experience in selling and/or buying commercial/industrial property in the greater Everett or Seattle, Washington, metropolitan areas, who is not a current or former employee of either Landlord or Tenant (or a relative of any such employee), and is not currently and has not previously been engaged by either Landlord or Tenant in connection with the sale, purchase or leasing of any other property. If only one party selects a Broker during such twenty (20) day period, that Broker shall determine the Fair Market Value. If two Brokers are so chosen and they fail to agree on the Fair Market Value of the Property within thirty (30) days after the date of the last Broker’s selection, then they shall together select a neutral and similarly qualified third Broker (the “Neutral Broker”). If the two

-3-	2ND AMD LSE-FINAL

Brokers fail to agree on a Neutral Broker within ten (10) days after expiration of the thirty (30) day period, then either party, on behalf of both, may apply to the then presiding judge of the Superior Court of Snohomish County for the selection of the Neutral Broker. Within seven (7) days after the selection of the Neutral Broker, the parties’ respective Brokers shall exchange their proposed resolutions of the Fair Market Value. The role of the Neutral Broker shall be to select, within thirty (30) days thereafter, which of the two proposed resolutions most closely approximates his or her determination of Fair Market Value. The Neutral Broker shall have no authority or right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution chosen by the Neutral Broker as most closely approximating his or her determination shall constitute the Fair Market Value of the Property and shall be final and binding upon the parties. The Neutral Broker’s determination shall be given in writing to Landlord and Tenant. Each party shall pay the cost of its own appraiser and one-half of the cost of the Neutral Broker.

(d) Title Inspection. Within ten (10) business days after receipt of the Purchase Option Notice, Landlord shall order a preliminary commitment for an extended owner’s policy of title insurance for the Property (the “Preliminary Commitment”) from Transnation Title Insurance Company (or another title insurance company reasonably acceptable to both parties) in Seattle, Washington (the “Title Company”). Landlord shall deliver a copy of the Preliminary Commitment to Tenant promptly upon receipt of same. Within ten (10) business days after Tenant’s receipt of the Preliminary Commitment, Tenant shall notify Landlord, in writing, of any defects or encumbrances set forth in the Preliminary Commitment to which Tenant objects, and if Tenant does not timely object, Tenant shall be deemed to have approved all matters contained in the Preliminary Commitment. Within ten (10) business days of receiving Tenant’s objection notice (if any), Landlord shall give written notice to Tenant specifying which, if any, of the defects and/or encumbrances to which Tenant objects Landlord will cure prior to the closing of the sale. Within five (5) business days after receiving Landlord’s notice specifying which, if any, defects or encumbrances Landlord will cure prior to closing, Tenant must deliver written notice to Landlord of Tenant’s election to either (i) proceed with the purchase of the Property despite any remaining defects and/or encumbrances on the title (the “Permitted Encumbrances”), or (ii) terminate the purchase of the Property due to Tenant’s dissatisfaction with the condition of title, and thereby terminate its Purchase Option. If Tenant fails to deliver notice of its election to either proceed with or terminate the sale within such five (5) business day period, Tenant shall be deemed to have elected to terminate its purchase of the Property. If Tenant elects to terminate its purchase of the Property or Tenant is deemed to have elected to terminate its purchase of the Property, the Purchase Option shall terminate and expire without further action by either party, and this Lease shall continue in full force and effect.

-4-	2ND AMD LSE-FINAL

(e) Closing.

(i) Closing Date. The closing of the sale shall occur through escrow, with the escrow department of the Title Company, on the date that is four (4) weeks after the final determination of the Purchase Price (the “Closing Date”).

(ii) Conveyance. Landlord shall convey the Property to Tenant by (A) a duly executed and acknowledged bargain and sale deed as to the Building and associated improvements, subject only to the Permitted Encumbrances (the “Deed”), and (B) a duly executed and acknowledged Assignment and Assumption of Ground Lease, in form and substance reasonably satisfactory to Landlord and Tenant (“Assignment and Assumption of Ground Lease”).

(iii) Escrow Deposits.

(1) Landlord’s Escrow Deposits. On or before the Closing Date, Landlord shall deposit into escrow the following: (A) the duly executed and acknowledged Deed; (B) a duly executed and completed Real Estate Excise Tax Affidavit, in the form required by Washington law; (C) two originals of a duly executed and acknowledged Assignment and Assumption of Ground Lease; (D) written consent from the landlord under the Ground Lease to the assignment thereof to Tenant, if required by the terms of the Ground Lease; (E) a duly executed and completed nonforeign affidavit, certifying that Landlord is not a foreign person as such term is defined by the Internal Revenue Code; and (F) all other documents, instruments or agreements as are reasonably required by the escrow holder to close the escrow and consummate the sale of the Property in accordance with the provisions of this Section 10.6.

(2) Tenant’s Escrow Deposits. On or before the Closing Date, Tenant shall deposit into escrow the following: (A) immediately available U.S. funds sufficient to pay the full Purchase Price plus Tenant’s share of the closing costs; (B) a duly executed and completed Real Estate Excise Tax Affidavit, in the form required by Washington law; (C) two originals of an executed and acknowledged Assignment of Ground Lease, and (D) all other documents, instruments or agreements as are reasonably required by the escrow holder to close the escrow and consummate the sale of the Property in accordance with the provisions of this Section 10.6.

(iv) Closing Costs. Through escrow at closing, Landlord shall pay (A) the premium for the standard coverage portion of the owner’s title policy insuring title to the Property in Tenant in the amount of the Purchase Price, plus sales tax on that premium; (B) one half of the escrow agent’s escrow fee, and (C) the State of Washington Real Estate Excise Tax due upon the conveyance of the Property. Through escrow at closing, Tenant shall pay (A) the cost of recording the conveyance of the Property, (B) one half of the escrow

-5-	2ND AMD LSE-FINAL

agent’s escrow fee, and (C) the cost differential between the premium for any extended title coverage and/or endorsements requested by Tenant, and the premium paid by Landlord for the standard coverage policy, plus the sales tax on that cost differential. Each party shall bear its own legal fees incurred in connection with the sale. At closing, the parties shall prorate and make appropriate adjustments for real estate taxes, rents, and all amounts prepaid by Tenant prior to closing, and shall make other appropriate closing prorations.

6. Minimum Rent. The reference to “Section 4.2(a)” of the Lease in Paragraph 2 of the First Amendment to the Lease should have been a reference to “Section 4.1(a)” of the Lease.

7. Abatement of Rent. The rent abatement provided for in Section 11.2 of the Lease shall terminate when the Base Building Improvements are restored.

8. Workletter. The Workletter attached to the Lease as Exhibit D is hereby replaced by Exhibit D to this Amendment.

9. Schedule. The Design and Construction Schedule attached to the Lease as Exhibit D-2 is hereby replaced by Exhibit D-2 to this Amendment.

10. Guaranty. By executing this Amendment below, Guarantor hereby consents to the amendments to the Lease provided for in this Amendment and confirms and ratifies its obligations under the Guaranty.

11. No Other Changes. Except as expressly amended or modified pursuant to this Amendment, all of the terms and conditions of the Lease are hereby ratified and affirmed and shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be an original but all of which together will constitute one and the same agreement.

Dated as of the day and year first written above.

LANDLORD:

CAPSTONE PF LLC, a Washington limited liability company

By:	Capstone Partners NW LLC, a Washington limited liability company, its Manager

	By:	CBIL Group, LLC, a Washington limited liability company, Authorized Member

		By:	/s/ Kirk Johnson
Kirk Johnson, Sole Member

[signatures of Tenant and Guarantor on next page]

-6-	2ND AMD LSE-FINAL

TENANT:

KORRY ELECTRONICS CO., a Delaware corporation

By	/s/ Dan McFeeley
Its President

GUARANTOR:

ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation

By	/s/ Robert D. George
Its VP, CFO, Secretary & Treasurer

-7-	2ND AMD LSE-FINAL

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 31st day of July, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Kirk Johnson, known to me to be the sole member of CBIL Group, LLC, an authorized member of Capstone Partners NW LLC, the manager of CAPSTONE PF LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Susan J. Benson
Signature

[SEAL]	Susan J. Benson
Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at Kenmore, WA
My commission expires 2-01-10

-8-	2ND AMD LSE-FINAL

STATE OF WA	)
	)	ss.
COUNTY OF KING	)

On this 30th day of July, 2008, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared, Daniel McFeeley, known to me to be the President of KORRY ELECTRONICS CO., a Delaware corporation, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

[SEAL]	/s/ Kathryn L. Simpson
Signature

Kathryn L. Simpson
Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at Federal Way
My commission expires 08/29/2009

-9-	2ND AMD LSE-FINAL

EXHIBIT D

REVISED WORKLETTER

This Workletter is attached to and made a part of that certain Building Lease and Sublease between CAPSTONE PF LLC, a Washington limited liability company (“Landlord”), and KORRY ELECTRONICS CO., a Delaware corporation (“Tenant”). The purpose of this Workletter is to set forth how the Building and the tenant improvements to the Building are to be constructed and designed.

Landlord and Tenant agree as follows:

1. Defined Terms. Unless the context otherwise requires, terms used in this Workletter shall have the same meaning as such terms in the Lease. The following capitalized terms shall have the meanings set forth below.

“Anticipated BBI Completion Date” means April 1, 2009.

“Anticipated Occupancy Date” means September 30, 2009.

“Architect” means Craft Architects, PLLC.

“Base Building Improvements” means the building shell and core and other improvements generally described on Exhibit D-l attached.

“BBI Construction Contract” means the contract between Landlord and Contractor for the construction and installation of the Base Building Improvements, which contract shall be subject to Tenant’s prior written consent (such consent not to be unreasonably withheld or delayed). It is anticipated that the BBI Construction Contract will be in the form of a Cost of the Work Plus a Fee with a Guaranteed Maximum Price.

“BBI Plans and Specifications” means all plans, specifications and drawings necessary to construct the Base Building Improvements, which shall include all construction documents, and mechanical, electrical and plumbing drawings necessary to complete the Base Building Improvements.

“Business Day” means any day other than a Saturday, Sunday or other day on which United States national banks in Seattle, Washington are authorized or required by law to be closed for business.

“Contractor” means Foushee & Associates, Inc., a Washington corporation.

“Substantial Completion” means (a) with respect to the Base Building Improvements, complete to the extent Contractor can reasonably commence making the Tenant’s Improvements, subject to minor details of construction and mechanical adjustments to the Base Building Improvements that remain to be completed by Landlord and will not adversely interfere with the construction of the Tenant’s Improvements, as evidenced by issuance of a Standard AIA Certificate of Substantial Completion executed by the Architect, and (b) with respect to the

-10-	2ND AMD LSE-FINAL

Tenant’s Improvements, complete to the extent that Tenant may reasonably use and occupy the Premises for the purpose for which the same were intended, subject to minor details of construction and mechanical adjustments that remain to be completed by Landlord, as evidenced by issuance of a Standard AIA Certificate of Substantial Completion executed by the Architect and issuance of a certificate of occupancy (or other governmental approval permitting the occupancy of the Premises by Tenant) by the local governmental authority.

“Tenant’s Improvements” means all improvements to the Premises not constituting Base Building Improvements.

“TI Construction Contract” means the contract between Landlord and Contractor for the construction and installation of the Tenant’s Improvements, which contract shall be subject to Tenant’s prior written consent (such consent not to be unreasonably withheld or delayed). It is expected that the TI Construction Contract will be in the form of a Cost of the Work Plus a Fee with a Guaranteed Maximum Price.

“TI Plans and Specifications” means all plans, specifications and drawings necessary to construct the Tenant’s Improvements, which shall include all construction documents, and mechanical, electrical and plumbing drawings necessary to complete the Tenant’s Improvements.

“Work” means the Base Building Improvements and Tenant’s Improvements to be constructed by Landlord under this Workletter.

2. Preparation and Approval of Plans and Specifications. Promptly after the full execution of the Lease, Landlord and Tenant will meet and agree on the preliminary specifications for the Base Building Improvements and the Tenant’s Improvements. Once Landlord and Tenant have agreed on the preliminary specifications for the Base Building Improvements and the Tenant’s Improvements, Landlord shall engage Architect to design the Base Building Improvements and the Tenant’s Improvements and to prepare the BBI Plans and Specifications and the TI Plans and Specifications. Landlord and Tenant will work together to cause Architect to prepare the BBI Plans and Specifications and the TI Plans and Specifications, and obtain the County’s approval of the BBI Plans and Specifications and the TI Plans and Specifications (to the extent the County’s approval is required pursuant to the Ground Lease). The parties shall use commercially reasonable efforts to (a) complete the BBI Plans and Specifications by August 31, 2008, (b) complete the TI Plans and Specifications by October 31, 2008, and (c) meet the various deadlines in the schedule attached to this Workletter as Exhibit D-2. Landlord will be primarily responsible for causing the completion of the BBI Plans and Specifications by August 31, 2008, and Tenant will be primarily responsible for causing the completion of the TI Plans and Specifications by October 31, 2008. Tenant understands Landlord’s review and approval of the BBI Plans and Specifications and the TI Plans and Specifications pursuant to this Workletter are solely to protect the interests of Landlord, and Landlord shall not be the guarantor nor responsible for the correctness of the BBI Plans and Specifications and the TI Plans and Specifications, or responsible for the compliance of the BBI Plans and Specifications and the TI Plans and Specifications with applicable law.

-11-	2ND AMD LSE-FINAL

3. Construction of Improvements.

(a) Promptly after Landlord and Tenant have reached agreement on the BBI Plans and Specifications, all required master use permits, building permits and other permits necessary to commence and complete the Base Building Improvements are obtained (collectively, “BBI Permits”), and any required approvals from the County are obtained under the Ground Lease, Landlord will enter into the BBI Construction Contract with Contractor and will cause the Base Building Improvements to be completed in accordance with the BBI Plans and Specifications and the BBI Permits, as the same may be revised in accordance with Section 5 below. Landlord shall obtain or cause the Contractor to obtain the BBI Permits and all other necessary permits, licenses and approvals necessary for the Base Building Improvements; provided, however, that the terms and conditions of the BBI Permits (including, but not limited to, any conditions contained in the Master Use Permit and any transportation demand management or similar requirements) shall be subject to the prior written approval of Tenant. Subject to Section 5 below, the parties agree the cost of completing the Base Building Improvements shall not exceed $26,320,960. If the cost of completing the Base Building Improvements exceeds $26,320,960, Landlord shall be responsible for the excess costs, except as provided in Section 5 below.

(b) Promptly after Landlord and Tenant have reached agreement on the TI Plans and Specifications, all required master use permits, building permits and other permits necessary to commence and complete the Tenant’s Improvements are obtained (collectively, “TI Permits”), and any required approvals from the County are obtained under the Ground Lease, Landlord will enter into the TI Construction Contract with Contractor and will cause the Tenant’s Improvements to be completed in accordance with the TI Plans and Specifications and the TI Permits, as the same may be revised in accordance with Section 5 below. Landlord shall obtain or cause the Contractor to obtain the TI Permits and all other necessary permits, licenses and approvals necessary for the Tenant’s Improvements; provided, however, that the terms and conditions of the TI Permits (including, but not limited to, any conditions contained in the TI Permits and any transportation demand management or similar requirements) shall be subject to the prior written approval of Tenant. Prior to executing the TI Construction Contract, Landlord will provide Tenant with the final construction budget for the Tenant Improvements for Tenant’s approval and a schedule for the completion of the Tenant’s Improvements. Landlord shall not execute the TI Construction Contract prior to receipt of Tenant’s approval of such contract and the final construction budget and the schedule for the Tenant’s Improvements.

(c) From and after the commencement of the Work, Landlord shall deliver to Tenant, no less than once every month, a budget report for the Work, which shall contain the lines items shown in the final approved budget and schedule for the Work, and shall otherwise be in a form reasonably acceptable to Tenant and containing the information reasonably requested by Tenant (e.g., specifying “approved revisions,” “amounts requested,” “balance to complete,” “current revised budget,” and “variances to budget”). Throughout the design and construction process and until the final budget is reconciled after Substantial Completion of the Work, Landlord shall make available to Tenant for inspection all books and records, as well as contracts, bills, vouchers and checks, and such other documents as are necessary to properly review all costs of the Work.

-12-	2ND AMD LSE-FINAL

(d) Landlord will be solely responsible for paying the costs of constructing and completing the Base Building Improvements, except as otherwise provided in this Workletter. Tenant will be solely obligated to pay for the costs of constructing and completing the Tenant’s Improvements (“Tenant’s Construction Cost Obligation”). Tenant shall pay Tenant’s Construction Cost Obligation within fifteen (15) Business Days after written notice from Landlord of the amount due from Tenant. At the option of Landlord, amounts payable by Tenant pursuant to this paragraph shall be paid directly to Contractor or such other party as Landlord may designate in writing.

(e) Landlord shall obtain from the Contractor, in both the BBI Construction Contract and the TI Construction Contract, a warranty for a period expiring twelve (12) months after Substantial Completion of the Base Building Improvements and the Tenant Improvements, as applicable (“Warranty Period”), with respect to any defects (latent or otherwise) in the construction of the Base Building Improvements or the Tenant’s Improvements, and if, prior to the expiration of the Warranty Period, Tenant discovers any defects in the Base Building Improvements or the Tenant Improvements, Landlord shall, at Tenant’s request, use its best efforts to enforce such warranty for the benefit of Landlord and Tenant. The BBI Construction Contract shall also include such liquidated damages penalties as Landlord and Tenant agree upon for failure to Substantially Complete the Base Building Improvements by the Anticipated BBI Completion Date. The TI Construction Contract shall also include such liquidated damages penalties as Landlord and Tenant agree upon for failure to Substantially Complete the Tenant’s Improvements by the Anticipated Occupancy Date. The BBI Construction Contract and the TI Construction Contract shall also provide that Landlord and Tenant shall have a right, within a reasonable period of time following Substantial Completion of the Tenant’s Improvements, to conduct an audit of the books and records of Contractor to confirm the costs actually incurred with respect to the construction of the Base Building Improvements and the Tenant’s Improvements and similar matters under BBI Construction Contract and the TI Construction Contract. The results of the audit shall be made available to both Landlord and Tenant. The BBI Construction Contract and the TI Construction Contract shall provide for binding arbitration of all disputes arising from the audit.

(f) Landlord shall not, without first obtaining Tenant’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, agree to any amendments to the BBI Construction Contract, the TI Construction Contract, the BBI Plans and Specifications, the TI Plans and Specifications, the BBI Permits, the TI Permits, or any other matters which could increase the cost of the work associated with the Base Building Improvements or the Tenant’s Improvements (including, but not limited to, change orders).

4. Acceptance of the Premises.

(a) Landlord will notify Tenant when the Tenant’s Improvements are Substantially Complete. Within fifteen (15) Business Days after receiving such notice, and prior to move-in of any of Tenant’s furniture, fixtures or equipment (except as otherwise permitted pursuant to Section 6 below), Tenant shall inspect the Premises for any deficiencies in the Base Building Improvements or the Tenant’s Improvements. A “punchlist” of all the deficiencies in the Building Improvements and the Tenant’s Improvements shall be prepared and agreed upon by both Landlord and Tenant. Landlord will correct defective items stated in the punchlist which

-13-	2ND AMD LSE-FINAL

are the responsibility of Landlord or the Contractor. If Tenant does not so provide Landlord with a punchlist prior to occupying the Premises, Tenant shall be deemed to have accepted the Premises, the Building Improvements and the Tenant’s Improvements in their then present condition, subject to the Warranty Period obligations described above. The existence of punchlist items shall not postpone the Commencement Date of the Lease or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord. Landlord agrees to complete all punchlist items which are Landlord’s or the Contractor’s responsibility within forty five (45) days after receiving the final punchlist (or longer if reasonably necessary). If a temporary certificate of occupancy is issued at the time of Substantial Completion of the Tenant’s Improvements, Landlord shall proceed to complete the conditions to and obtain the issuance of the final certificate of occupancy for the Premises as soon as reasonably practicable.

(b) If the Base Building Improvements and the Tenant’s Improvements are not Substantially Complete by the Anticipated Occupancy Date due to a “Landlord Delay” (defined below), and such delay actually results in Tenant being required to holdover in its Current Premises beyond the expiration dates of Tenant’s leases of the Current Premises (which is July 31, 2011), then: (i) Landlord shall pay, and shall indemnify, defend and hold Tenant harmless from and against, any holdover rent premiums, surcharges or percentage increases incurred by Tenant under the various leases for its existing buildings at 901 Dexter Avenue North, Seattle (“Current Premises”) from and after the Anticipated Occupancy Date, (ii) if Tenant is forced to relocate from all or any portion of the Current Premises prior to Substantial Completion of the Tenant’s Improvements, Landlord shall use commercially reasonable best efforts to provide or secure for Tenant alternative space as required by Tenant, such space to be within the reasonable proximity of the Current Premises and reasonably acceptable to Tenant, and Landlord shall pay to the landlord of such alternative space (whether such space is provided or secured by Landlord or through Tenant’s own efforts) the differential in base rent and additional rent required over the amount of base rent and additional rent that Tenant would have otherwise paid in the Premises had such delay not occurred, and (iii) Landlord shall pay all third party costs of a second move, if required by Tenant after the Tenant’s Improvements and the Base Building Improvements are Substantially Complete. In addition, if Substantial Completion of the Tenant’s Improvements and the Base Building Improvements has not occurred by the Anticipated Occupancy Date, and the delay is not a result of a Tenant Delay or a delay caused by a Force Majeure event, then Tenant shall be entitled to two (2) days of free rent (which includes Minimum Rent and Additional Rent) for each day after the Anticipated Occupancy Date until the Tenant’s Improvements and the Base Building Improvements are Substantially Complete. Notwithstanding any of the foregoing, if the TI Plans and Specifications, the TI Construction Contract, and the construction budget and schedule for the Tenant’s Improvements have not been completed and approved by the parties by November 30, 2008, the Anticipated Occupancy Date will be delayed by one day for each day after November 30, 2008 until such items have been agreed upon by the parties.

-14-	2ND AMD LSE-FINAL

(c) If Substantial Completion of either the Base Building Improvements or the Tenant’s Improvements is delayed as a result of any of the following causes, such delay shall be considered a “Tenant Delay”:

(i) a failure to complete the TI Plans and Specifications by October 31,2008, unless the delay is the result of a Landlord Delay.

(ii) changes in the BBI Plans and Specifications or the TI Plans and Specifications requested by Tenant after approval of either of such Plans and Specifications by Landlord and the County;

(iii) delays caused by Tenant in construction, but only if and to the extent that such delay causes a delay in any item on the critical path to Substantial Completion of either the Base Building Improvements or the Tenant’s Improvements, and is not caused by other factors;

(iv) delays due to the postponement of any of the Work at the request of Tenant; or

(v) delays otherwise attributable to the acts or omissions of Tenant or its employees, agents or contractors, other than delays in the Work requested by Landlord.

Landlord shall notify Tenant promptly after learning of any events or circumstances which Landlord believes may constitute Tenant Delay or a delay caused by Force Majeure; however, Landlord’s failure to so notify shall not constitute a waiver by Landlord of its right to claim that a Tenant Delay or a Force Majeure delay has occurred. Landlord shall use good faith efforts to minimize the impact of any Tenant Delay on the Substantial Completion of the Work. For purposes of the Lease and this Workletter, if a Tenant Delay has occurred and results in a delay in the Substantial Completion of the Base Building Improvements, the Commencement Date shall be deemed to have occurred on the date the Commencement Date would have commenced but for the Tenant Delay. Tenant acknowledges that the length of any Tenant Delay or Force Majeure delay is to be measured by the duration of the delay in the occurrence of the event in question caused by the event or conduct constituting Tenant Delay or Force Majeure delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

(d) If Substantial Completion is delayed as a result of any of the following causes, such delay shall be considered a “Landlord Delay”:

(i) a failure to complete the BBI Plans and Specifications by August 31, 2008, unless the delay is the result of a Tenant Delay.

(ii) any interference or delay caused by occurrences within the reasonable control of Landlord;

(iii) delays caused by Landlord’s failure or refusal to reasonably approve the BBI Plans and Specifications or the TI Specifications, but only if and to the extent that such delay causes a delay in any item on the critical path to Substantial Completion of either the BBI Plans and Specifications or the TI Specifications, and is not caused by other factors;

(iv) delays due to the postponement of any of the Work at the request of Landlord; or

-15-	2ND AMD LSE-FINAL

(v) delays otherwise attributable to changes in or additions to the Work requested by Landlord or on account of interference by Landlord or its contractors, agents or employees.

Tenant shall notify Landlord promptly after learning of any events or circumstances which Tenant believes may constitute Landlord Delay hereunder, however, Tenant’s failure to so notify shall not constitute a waiver by Tenant of its right to claim that a Landlord Delay has occurred. Tenant shall use good faith efforts to minimize the impact of any Landlord Delay on the Substantial Completion of the Work. Landlord acknowledges that the length of any Landlord Delay is to be measured by the duration of the delay in the occurrence of the event in question caused by the event or conduct constituting Landlord Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

5. Changes in Work. Tenant shall have the right to request, in writing, changes to the BBI Plans and Specifications and to the TI Plans and Specifications, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. Landlord shall notify Tenant in writing of any additional costs and any construction delays attributable to any such change requested by Tenant and whether or not Landlord approves or disapproves of the requested change. Landlord may condition its approval of any change on receipt of written confirmation from Tenant, within three (3) Business Days after receiving Landlord’s notice, that Tenant will pay the additional cost of making the change and any costs Landlord will incur as a result of any delays.

6. Access by Tenant; Early Entry. With Landlord’s prior written approval, Tenant and Tenant’s contractors shall have the privilege of entering into the Premises prior to the Substantial Completion of the Work for purposes of cable, telephone and furniture installation; provided that such entry or work does not interfere with the construction and completion of the Work. Any such access must be scheduled in advance with Landlord and Contractor. All of the terms and provisions of the Lease (including those in Section 9) shall be applicable upon such early entry, except for those provisions applicable to the payment of Rent. Tenant shall be responsible for any damages to the Building or the Work caused by Tenant or any of Tenant’s officers, contractors, architects, space planners, engineers, licensees, agents, employees, guests or invitees.

7. Designation of Construction Representatives. Tenant hereby designates David Rhoden as its initial representative in connection with the design and construction of the Work. Landlord, Architect and Contractor shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant until Landlord, Architect and Contractor have received written notice from Tenant that such person’s authority has been revoked. Landlord hereby appoints Mike Hubbard as its initial representative in connection with the design and construction of the Work. Tenant, Architect and Contractor shall be entitled to rely upon the decisions and agreements made by any such representative as binding upon Landlord until Tenant, Architect and Contractor have received written notice from Landlord that any such person’s authority has been revoked. Either party may change its designated representative or representatives upon written notice to the other party. No consent, authorization or other action shall bind Landlord or Tenant unless in writing and signed by the aforementioned person or persons (or their designated successors). If Landlord or Tenant complies with any request or

-16-	2ND AMD LSE-FINAL

direction presented to it by anyone else claiming to act on behalf of the other party, such compliance shall be at such party’s sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Workletter. The parties shall notify each other of all regularly scheduled design and construction meetings and they each shall have the right to attend all regularly scheduled design and construction meetings. Throughout the period of design, development, construction and completion of the Premises, Landlord shall hold meetings on a periodic basis, as needed, with the development team consisting of Tenant, the Architect, the Contractor, Landlord, and engineers and other consultants as necessary, to discuss the scheduling, budgeting, progress and payment for the Work, and Landlord shall promptly distribute minutes or other summaries of such meetings.

8. Additional Provisions. This Workletter and the exhibits attached hereto set forth the entire agreement of Landlord and Tenant with respect to the completion of the Work. Neither this Workletter nor any of the provisions contained in this Workletter may be changed or waived, except by a written instrument signed by both parties. To the extent any of the terms or conditions of this Workletter conflict with any of the terms or conditions of the Lease, this Workletter shall control.

-17-	2ND AMD LSE-FINAL

Exhibit D-2

UPDATED DESIGN AND CONSTRUCTION SCHEDULE

[see attached]

-18-	2ND AMD LSE-FINAL